EXHIBIT 21


       SUBSIDIARIES OF THE REGISTRANT

                                                                                                State or Jurisdiction
                                         Subsidiary                                               of Incorporation
1.  Florida Power & Light Company (100%-Owned) .............................................        Florida

2.  Bay Loan and Investment Bank (1) .......................................................        Rhode Island

3.  Palms Insurance Company, Limited (1) ...................................................        Cayman Islands

4.  Palmetto Insurance Company Limited (2) .................................................        Cayman Islands

(1)    100%-owned subsidiary of FPL Group Capital Inc
(2)    100%-owned subsidiary of Palms Insurance Company, Limited